                                                                    Exhibit 2.01









                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                                   TALITY, LP,
                         A DELAWARE LIMITED PARTNERSHIP







                                   DATED AS OF

                                 OCTOBER 4, 2000




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                                TABLE OF CONTENTS

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ARTICLE I  CERTAIN DEFINITIONS...................................................................................1

                    Section 1.1.            Definitions..........................................................1
                    Section 1.2.            Accounting Terms and Determinations..................................7
                    Section 1.3.            Directly or Indirectly; Without Limitation...........................7
                    Section 1.4.            References...........................................................7

ARTICLE II  ORGANIZATION.........................................................................................7

                    Section 2.1.            Organization.........................................................7
                    Section 2.2.            Name.................................................................8
                    Section 2.3.            Registered Office; Registered Agent; Principal Office in the United
                                            States; Other Offices................................................8
                    Section 2.4.            Term.................................................................8

ARTICLE III  PURPOSE AND POWERS..................................................................................8

                    Section 3.1.            Purpose..............................................................8
                    Section 3.2.            Powers...............................................................8
                    Section 3.3.            Other Authority......................................................8

ARTICLE IV  CAPITAL CONTRIBUTIONS AND ISSUANCES OF PARTNERSHIP UNITS.............................................9

                    Section 4.1.            Capital Contributions................................................9
                    Section 4.2.            Additional Capital Contributions....................................10
                    Section 4.3.            Return of Contributions.............................................10
                    Section 4.4.            Advances by Partners................................................11
                    Section 4.5.            No Preemptive Rights................................................11
                    Section 4.6.            Other Contribution Provisions.......................................11
                    Section 4.7.            Additional Contributions by Tality; Relationship of Tality Common
                                            Shares to Partnership Units.........................................11
                    Section 4.8.            Incentive Plans.....................................................12
                    Section 4.9.            Additional Contributions by Holdings................................13
                    Section 4.10.           Splits and Reclassifications........................................14

ARTICLE V  CAPITAL ACCOUNTS, ALLOCATIONS AND DISTRIBUTIONS......................................................15

                    Section 5.1.            Capital Accounts....................................................15
                    Section 5.2.            Allocation of Net Profit or Net Loss................................16
                    Section 5.3.            Additional Allocations..............................................16
                    Section 5.4.            Allocations for Tax Purposes........................................17
                    Section 5.5.            Distributions.......................................................17
                    Section 5.6.            Tax Distributions...................................................18
                    Section 5.7.            Withholding.........................................................19
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ARTICLE VI  MANAGEMENT..........................................................................................20

                    Section 6.1.            Management by General Partner.......................................20
                    Section 6.2.            Management Policies.................................................20
                    Section 6.3.            No Compensation of General Partner..................................20
                    Section 6.4.            Officers............................................................20
                    Section 6.5.            Business Opportunities..............................................21
                    Section 6.6.            Related Transactions/Intercompany Agreements........................22
                    Section 6.7.            Certificate of Limited Partnership..................................22
                    Section 6.8.            Title to Partnership Assets.........................................23
                    Section 6.9.            Reimbursement of General Partner Expenses...........................23
                    Section 6.10.           Liability of the General Partner....................................23
                    Section 6.11.           Other Matters Concerning the General Partner........................24
                    Section 6.12.           Rights of Limited Partners..........................................24

ARTICLE VII  TRANSFERS AND EXCHANGES OF PARTNERSHIP INTERESTS...................................................24

                    Section 7.1.            Transfer Restrictions...............................................24
                    Section 7.2.            Permitted Transfers.................................................25
                    Section 7.3.            Exchange of Partnership Units.......................................25

ARTICLE VIII  LIMITED LIABILITY; INDEMNIFICATION................................................................26

                    Section 8.1.            Limited Liability...................................................26
                    Section 8.2.            Indemnification.....................................................26
                    Section 8.3.            Contribution........................................................27

ARTICLE IX  TAXES...............................................................................................28

                    Section 9.1.            Tax Matters Partner; Tax Returns....................................28
                    Section 9.2.            Partnership Status..................................................28
                    Section 9.3.            Fiscal Year.........................................................29

ARTICLE X  BOOKS, RECORDS AND BANK ACCOUNTS.....................................................................29

                    Section 10.1.           Maintenance of Books................................................29
                    Section 10.2.           Accounting Principles...............................................29
                    Section 10.3.           Bank Accounts.......................................................29
                    Section 10.4.           Tax Information.....................................................29
                    Section 10.5.           Public Filings......................................................29

ARTICLE XI  ADMISSION OF PARTNERS; WITHDRAWAL; CLASSES OF PARTNERSHIP INTERESTS.................................30

                    Section 11.1.           Substitution of Partners............................................30
                    Section 11.2.           Admission of Additional Partners....................................30
                    Section 11.3.           Withdrawal..........................................................30
                    Section 11.4.           Classes of Partnership Interests....................................30
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ARTICLE XII  DISSOLUTION, LIQUIDATION AND TERMINATION...........................................................31

                    Section 12.1.           Dissolution.........................................................31
                    Section 12.2.           Liquidation and Termination.........................................32
                    Section 12.3.           Distribution in Kind................................................33
                    Section 12.4.           Deficit Capital Accounts............................................33
                    Section 12.5.           Cancellation of Filings.............................................33

ARTICLE XIII  GENERAL PROVISIONS................................................................................33

                    Section 13.1.           Representations and Warranties of Partners..........................33
                    Section 13.2.           Offset..............................................................34
                    Section 13.3.           Notices.............................................................34
                    Section 13.4.           Entire Agreement; Waivers and Modifications.........................34
                    Section 13.5.           No Third-Party Beneficiaries........................................35
                    Section 13.6.           Governing Law.......................................................35
                    Section 13.7.           Further Assurances..................................................35
                    Section 13.8.           Waiver of Certain Rights............................................35
                    Section 13.9.           Severability........................................................35
                    Section 13.10.          Successors and Assigns..............................................36
                    Section 13.11.          Specific Performance................................................36
                    Section 13.12.          Interpretation of Agreement.........................................36
                    Section 13.13.          Multiple Counterparts...............................................36
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                                  iii

                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                                   TALITY, LP

          THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF TALITY, LP (this "AGREEMENT") is made and entered into as of October 4, 2000 by and between Tality Corporation, a Delaware corporation, as general partner and as a limited partner ("TALITY"), and Cadence Holdings, Inc., a Delaware corporation, as a limited partner ("HOLDINGS").

          WHEREAS, Tality and Holdings desire to form a limited partnership under the Act (as defined below) with Tality as the initial general partner and Holdings as the initial limited partner;

          WHEREAS, Tality and Holdings intend that this Agreement shall be the initial limited partnership agreement of such partnership, which was formed by the filing of a Certificate of Limited Partnership with the Secretary of State in accordance with the Act;

          WHEREAS, Cadence, Holdings and Tality have entered into certain, and intend to enter into certain other, Separation Agreements (as defined below), whereby, at the time of the Separation (as defined below), certain assets will be contributed to the Partnership in a manner consistent with the Separation Agreements and Section 4.1(b);

          WHEREAS, Holdings and Tality entered into that certain Agreement of Limited Partnership of Tality, LP, dated as of July 21, 2000, which prior to the date hereof has governed the matters described above (the "PRIOR AGREEMENT"); and

          WHEREAS, each of the parties now desires to amend and restate the Prior Agreement in its entirety pursuant to Section 13.4 thereof.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

          1.1. DEFINITIONS. As used herein, the following terms shall have the respective meanings set forth below:

          "ACQUIRED ENTITY" has the meaning set forth in Section 4.7(a)(i).

          "ACT" means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Sections 17-101, ET SEQ., as amended from time to time, and any successor statute.

         "ADJUSTED CAPITAL ACCOUNT" of a Partner means such Partner's Capital Account increased by such Partner's share of partnership nonrecourse debt minimum gain and partnership minimum gain as defined in Treas. Reg.
Sections 1.704-2.

          "AFFILIATE" means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

          "AVAILABLE CASH" means, at any specified time, (x) the sum of all cash receipts of the Partnership prior to such time from any and all sources, less
(y) all cash disbursements (including all distributions made to Partners, cash payments made by the Partnership for purposes of operating expenses, loan repayments, capital improvements and replacements) prior to such time and the amount of Reserves at such time.

          "BUSINESS" means the business of providing electronic design engineering services, and intellectual property in connection therewith, to electronic equipment manufacturers.

          "BUSINESS DAY" means any day other than a Saturday or Sunday or a holiday on which national banking associations in California are required or permitted by law to be closed.

          "CADENCE" has the meaning ascribed thereto in the recitals hereto.

          "CAPITAL ACCOUNT" means the capital account maintained for a Partner pursuant to Section 5.1, including all additions and subtractions thereto pursuant to this Agreement.

          "CAPITAL CONTRIBUTION" means, with respect to any Partner, any money and property (net of any liability that the Partnership is considered to assume or take subject to under Section 752 of the Code) contributed by such Partner to the Partnership.

          "CARRYING VALUE" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                    (i) the Carrying Value of any asset contributed or deemed contributed by a Partner to the Partnership shall be the gross fair market value of such asset at the time of contribution as reasonably determined by agreement of the contributing Partner and the General Partner;

                    (ii) the Carrying Value of any asset distributed or deemed distributed by the Partnership to any Partner shall be adjusted immediately prior to such distribution to equal its gross fair market value at such time as reasonably determined by the General Partner;

                    (iii) the Carrying Value of all Partnership assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, as of:

                              (1)       the date of the acquisition of an
                                        additional interest in the Partnership
                                        by any new or existing Partner in
                                        exchange for more than a DE MINIMIS
                                        contribution to the capital of the
                                        Partnership; or

                              (2) the distribution by the Partnership to a retiring or continuing Partner of more than a DE MINIMIS amount of money or other Partnership property in reduction of such Partner's interest in the Partnership; or

                              (3)       the liquidation of the Partnership
                                        within the meaning of Treas. Reg.
                                        Sections 1.704-1(b)(2)(ii)(g);

          PROVIDED, HOWEVER, that an adjustment described in clauses (1) and (2) above shall be made only if the General Partner reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Partners in the Partnership; and, PROVIDED FURTHER, that the General Partner may use such thresholds and other conventions as it deems appropriate and consistent with the intent of the Treasury regulations under Code Section 704(b) in aggregating contributions described in clause (1) and distributions in clause (2) for purposes of determining when and the extent to which Carrying Values will be adjusted under this paragraph (iii);

                    (iv) any adjustments to the adjusted basis of any asset of the Partnership pursuant to Section 734 or 743 of the Code shall be taken into account in determining such asset's Carrying Value in a manner consistent with Treas. Reg. Sections 1.704-1(b)(2)(iv)(m); and

                    (v) if the Carrying Value of an asset has been determined pursuant to clauses (i) through (iv) above, such Carrying Value shall thereafter be adjusted in the same manner as would the asset's adjusted tax basis for federal income tax purposes, except that depreciation, cost recovery and amortization deductions shall be computed as provided in Treas. Reg. Sections 1.704-1(b)(2)(iv)(g), and if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method selected by the General Partner.

          "CERTIFICATE" means the Certificate of Limited Partnership relating to the Partnership filed in the office of the Secretary of State, as amended or restated or otherwise modified from time to time in accordance with the Act.

          "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

          "CONTROL," "CONTROLS" or "CONTROLLING" means the possession, directly or indirectly, through one or more intermediaries, of the power or authority, through ownership of voting securities, as manager, general partner, trustee or executor, by contract or otherwise, to direct the management, activities or policies of a Person.

          "COVERED PERSON" has the meaning set forth in Section 6.10.

          "DGCL" means the Delaware General Corporation Law, as amended and in effect from time to time.

          "DISINTERESTED DIRECTORS" means the directors of Tality who are not officers, directors or employees of any of the Holdings Partners.

          "EQUITY AWARD" means any compensatory stock option, stock appreciation right, stock award, restricted stock award or other or similar right to receive Tality Class A Shares.

          "FISCAL YEAR" has the meaning set forth in Section 9.3.

          "GAAP" means generally accepted accounting principles consistently applied.

          "GENERAL PARTNER" means Tality and any other Person admitted to the Partnership as a general partner of the Partnership pursuant to this Agreement until such Person's status as a General Partner is terminated in accordance with this Agreement.

          "GENERAL PARTNER INTEREST" means a Partnership Interest of a General Partner that is held in its capacity as a General Partner.

          "HOLDINGS" has the meaning ascribed thereto in the preamble hereto.

          "HOLDINGS PARTNERS" means Holdings, Cadence and any Subsidiary of Holdings or Cadence other than any of the Tality Partners.

          "INCENTIVE PLAN" means any incentive compensation plan adopted by Tality or by the Partnership and approved by the General Partner.

          "IPO" means an initial public offering of Tality Common Shares.

          "LIMITED PARTNER" means Tality in its capacity as a limited partner of the Partnership, Holdings and any other Person admitted to the Partnership as a limited partner pursuant to this Agreement, in each case until such Person's status as a limited partner is terminated in accordance with this Agreement; any reference herein to a "Limited Partner" shall refer to any one of the Limited Partners.

          "LIMITED PARTNER INTEREST" means a Partnership Interest of a Limited Partner that is held in its capacity as a Limited Partner.

          "LIQUIDATOR" means or one or more Persons appointed by the General Partner to wind up the affairs of the Partnership and make final distributions to Partners upon the dissolution of the Partnership as provided in Section 12.2.

          "MASTER SEPARATION AGREEMENT" means the Master Separation Agreement dated as of July 14, 2000 by and among Cadence, Holdings and Tality, as may be amended from time to time.

          "NET PROFIT" and "NET LOSS" mean, respectively, for any period, the taxable income and taxable loss of the Partnership for the period as determined for federal income tax purposes, provided that for purpose of determining Net Profit and Net Loss and each item thereof (and not for income tax purposes) (i) there shall be taken into account any tax-exempt income of the Partnership; (ii) any expenditures of the Partnership that are described in Section 705(a)(2)(B) of the Code or that are deemed to be described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations under Section 704(b) of the Code shall be treated as deductible expenses; (iii) if any Partnership asset has a Carrying Value that differs from its adjusted tax basis as determined for federal income tax purposes, income, gain, loss and deduction (including but not limited to depreciation) with respect to such asset shall be computed based upon the asset's Carrying Value rather than its adjusted tax basis; (iv) items of gross income or deduction allocated pursuant to Section 5.3 shall be excluded from the computation of Net Profit and Net Loss; (v) there shall be taken into account any separately stated items under Section 702(a) of the Code; and (vi) if the Carrying Value of any Partnership asset is adjusted pursuant to the definition thereof, the amount of such adjustment shall be taken into account in the Fiscal Year or other period of adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profit and Net Loss.

          "NOTICES" has the meaning set forth in Section 13.3.

          "PARTNERS" means the General Partner and the Limited Partners; any reference herein to a "Partner" shall refer to any one of the Partners. As the context may require, in connection with the allocation of any item of income, gain, loss, deduction, profit or distribution, but not otherwise, the term "PARTNER" shall include a transferee of a Partnership Interest in accordance with Article VII who is not admitted as a Partner but who is treated as a partner of the Partnership for federal income tax purposes.

          "PARTNERSHIP" means Tality, LP, the Delaware limited partnership formed pursuant to the filing of the Certificate.

          "PARTNERSHIP INTEREST" means an interest of a Limited Partner or General Partner in the Partnership and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Partnership Units.

         "PARTNERSHIP OPPORTUNITY" has the meaning set forth in Section 6.5(b).

         "PARTNERSHIP UNIT" means the equal units into which the Partnership Interests of all Partners issued pursuant to Article IV are divided and includes any class or series of Partnership Units established after the date hereof. The ownership of Partnership Units shall be evidenced by such form of certificate for Partnership Units as the General Partner may adopt from time to time unless the General Partner determines that the Partnership Units shall be uncertificated securities. The number of Partnership Units outstanding and the Percentage Interests in the Partnership represented by such Partnership Units are set forth on EXHIBIT A, as such Exhibit may be amended from time to time. References to Partnership Units shall be deemed to exclude Preferred Interests, unless and to the extent otherwise provided in
Section 11.4.

          "PERCENTAGE INTEREST" means the quotient, expressed as a percentage, determined from time to time, by dividing the number of Partnership Units held by such Partner at that time by the aggregate number of Partnership Units then outstanding.

          "PERSON" means any natural person, corporation, limited liability company, partnership, limited partnership, joint venture, trust, estate, association, governmental entity or other individual or entity.

          "PREFERRED INTERESTS" has the meaning set forth in Section 11.4.

          "PROPORTIONATE CAPITAL ACCOUNT" of a Partner means such Partner's Adjusted Capital Account at any specified time as a percentage of the Adjusted Capital Accounts of all Partners as of such time.

          "RESERVES" means funds of the Partnership set aside by the General Partner for working capital and the payment of taxes, insurance, debt service, repairs, replacements, renewals or other costs or expenses incident to the business of the Partnership.

          "SECRETARY OF STATE" means the Secretary of State of the State of Delaware.

          "SEPARATION" has the meaning set forth in the Master Separation Agreement.

          "SEPARATION AGREEMENTS" means, collectively, the Master Separation Agreement and all other agreements entered into by Cadence or one of its Subsidiaries (other than Tality and its Subsidiaries), on the one hand, and Tality or one of its Subsidiaries, on the other hand, as contemplated by the Master Separation Agreement.

          "SUBSIDIARY" means, with respect to any Person, any other Person in which such first Person owns, directly or indirectly, more than 50% of the capital stock (or other voting interests) the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person or otherwise controls such Person (whether by contract or otherwise). For purposes of clarification, the Partnership and all Subsidiaries of the Partnership are Subsidiaries of Tality.

          "TALITY" has the meaning ascribed thereto in the preamble hereto.

          "TALITY CLASS A SHARES" means the shares of Class A Common Stock of Tality, par value $.001 per share.

          "TALITY CLASS B SHARES" means the shares of Class B Common Stock of Tality, par value $.001 per share.

          "TALITY CLASS C SHARES" means the shares of Class C Common Stock of Tality, par value $.001 per share.

          "TALITY COMMON SHARES" means the shares of any class of Common Stock of Tality, par value $.001 per share.

          "TALITY PARTNERS" means Tality and any Subsidiary of Tality that is a Partner in the Partnership.

          "TAX-FREE SPIN-OFF" shall mean a transaction or series of transactions pursuant to which Tality Common Shares are distributed to holders of common stock of Cadence in a manner intended to qualify as a tax-free distribution under Section 355(a) of the Code.

          "TAX MATTERS PARTNER" has the meaning set forth in Section 9.1(a).

          1.2. ACCOUNTING TERMS AND DETERMINATIONS. All accounting terms used herein and not otherwise defined shall have the meanings accorded to them in accordance with GAAP, and, except as expressly provided herein, all accounting determinations shall be made in accordance with GAAP, consistently applied.

          1.3. DIRECTLY OR INDIRECTLY; WITHOUT LIMITATION. Where any provision in this Agreement refers to an action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person. Throughout this Agreement, the term "including" and words to the same or similar effect shall be interpreted and construed to mean "including without limitation."

          1.4. REFERENCES. All references herein to one gender shall include the other and the singular shall include the plural and vice versa as appropriate. Unless otherwise expressly provided, all references to "Articles" and "Sections" are to Articles and Sections, respectively, of this Agreement and all references to "Exhibits" and "Schedules" are to the exhibits and schedules, respectively, attached hereto, each of which is made a part hereof for all purposes.

                                   ARTICLE II

                                  ORGANIZATION

          2.1. ORGANIZATION. The General Partner has caused the Partnership to be formed as a Delaware limited partnership by filing the Certificate in the office of the Secretary of State pursuant to the Act.

          2.2. NAME. The name of the Partnership is "Tality, LP" and all Partnership business shall be conducted under that name or such other name or names as the General Partner may determine from time to time.

          2.3. REGISTERED OFFICE; REGISTERED AGENT; PRINCIPAL OFFICE IN THE UNITED STATES; OTHER OFFICES. The registered office of the Partnership in the State of Delaware shall be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Partnership) as the General Partner may designate from time to time in the manner provided by law. The registered agent of the Partnership in the State of Delaware shall be the initial registered agent designated in the Certificate or such other Person or Persons as the General Partner may designate from time to time in the manner provided by law. The principal office of the Partnership in the United States of America shall be in such place (which need not be within the State of Delaware) as the General Partner may designate from time to time. The Partnership shall have such other offices (which need not be within the State of Delaware) as the General Partner may determine to be appropriate.

          2.4. TERM. The Partnership shall commence on the date the Certificate is filed with the Secretary of State and shall continue in existence until December 31, 2099, unless earlier dissolved pursuant to Section 12.1 or as otherwise provided by law.

                                   ARTICLE III

                               PURPOSE AND POWERS

          3.1. PURPOSE. The nature of the business or purpose of the Partnership is to engage in any lawful act or activity for which limited partnerships may be formed under the Act, including entering into any lawful transaction and engaging in any lawful activities in furtherance of the foregoing purposes and as may be necessary, incidental or convenient to carry out the business of the Partnership as contemplated by this Agreement.

          3.2. POWERS. The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, including, without limitation, full power and authority, directly or through its ownership interest in other Persons, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property, and lease, sell, transfer and dispose of real property.

          3.3. OTHER AUTHORITY. Notwithstanding anything to the contrary contained in this Agreement, the Partnership shall have the authority to enter into, deliver and perform the Separation Agreements, and any amendments to the Separation Agreements and any such action taken prior to the date of this Agreement is hereby ratified and confirmed in all respects.

                                   ARTICLE IV

            CAPITAL CONTRIBUTIONS AND ISSUANCES OF PARTNERSHIP UNITS

          4.1.      CAPITAL CONTRIBUTIONS.

                    (a) At or before the time of the Separation, Tality shall contribute to the capital of the Partnership cash in the amount of $14,812,500 in exchange for the issuance to Tality of a number of Partnership Units set forth on Schedule 4.1(a), which shall represent General Partner Interests and Limited Partner Interests as specified in Section 4.2(c) of this Agreement. The Capital Account of Tality shall be increased by the amount of such cash contribution.

                    (b) At the time of the Separation, Holdings shall contribute, and Cadence shall contribute or cause to be contributed on behalf of Holdings, to the capital of the Partnership their entire right, title and interest in and to the assets, properties and rights of Cadence and its Subsidiaries identified in the Separation Agreements as assets to be transferred to the Partnership, and the Partnership shall assume such liabilities and other obligations as specified in the Separation Agreements as liabilities and other obligations to be assumed by the Partnership. Subject to Section 4.1(d), in exchange for its contribution under this Section 4.1(b), Holdings shall receive the number of Partnership Units constituting Limited Partner Interests set forth on Schedule 4.1(b), the Capital Account of Holdings shall be increased as agreed upon by Holdings and the General Partner, and upon such agreement EXHIBIT A shall be modified accordingly.

                    (c) If an IPO occurs, Tality shall, immediately after receiving the net proceeds of the IPO (and immediately after receiving the net proceeds from any exercise of the underwriters' overallotment option), contribute to the capital of the Partnership an amount in cash equal to the net proceeds of the IPO, in exchange for:

                              (i)       such additional number, if any, of
          Partnership Units constituting General Partner Interests (after taking into account Partnership Units constituting General Partner Interests issued in exchange for the contribution that is made to the Partnership pursuant to Section 4.1(a) of this Agreement) as would cause Tality to have, immediately after the contribution pursuant to this Section 4.1(c), a one percent (1%) Percentage Interest; and

                              (ii)      such number of Partnership Units
          constituting Limited Partner Interests equal to the number of Tality Class A Shares issued in the IPO, less that number of Partnership Units, if any, issued pursuant to clause (i) above, and EXHIBIT A shall thereafter be modified to reflect such additional contribution and issuance of Partnership Units.

                    (d) The number of Partnership Units to be issued to Holdings pursuant to Section 4.1(b) is based on negotiations between representatives of Holdings and Tality and reflects the intent that, if the IPO occurs in the manner contemplated as of the date hereof by

Holdings and Tality and the net proceeds of the IPO are contributed to the Partnership as provided in Section 4.1(c), Tality will own an aggregate Percentage Interest equal to that set forth on Schedule 4.1(d). If the IPO is undertaken with the understanding that Tality will own a different Percentage Interest following the IPO, the number of Partnership Units owned by Holdings shall be adjusted to equal that number of Partnership Units necessary to give Holdings a Percentage Interest equal to one (1) minus the Percentage Interest of Tality immediately after the IPO and contribution, subject to any dilution that occurs from issuances of Partnership Interests (other than as contemplated by Sections 4.1(a), (b) and (c)), if any, between the date hereof and the IPO.

          4.2.      ADDITIONAL CAPITAL CONTRIBUTIONS.

                    (a) The terms of any contribution of cash (or promissory obligations), property or services to the Partnership other than as provided in this Agreement shall be determined by the General Partner at the time of such contribution.

                    (b) Except as may be required by law or as specifically provided herein, no Partner shall have any obligation to make any further Capital Contribution to the Partnership.

                    (c) At all times while Tality is a General Partner and holds Partnership Units, such Partnership Units shall constitute General Partner Interests to the extent they represent at least one percent (1%) of the outstanding Partnership Units, and any additional Partnership Units owned by Tality shall be Limited Partner Interests.

                    (d) Each of Tality and Holdings acknowledges and agrees that the Separation Agreements provide for assets to be transferred to or by the Partnership in certain circumstances following the effectiveness of such agreements (for example, in the case of adjustments made to the purchase price for certain assets or payments made pursuant to indemnity obligations). Each of Tality and Holdings agrees that such transfers have been taken into account in establishing the initial Capital Accounts and Partnership Units of the Partners, and that, except as otherwise provided herein or in any other written agreement between a Holdings Partner and the General Partner, such transfers shall not be treated as Capital Contributions or distributions under this Agreement and shall not affect the Capital Account of or Partnership Units owned by the Partners. In the event of such a transfer, the Carrying Values of the assets of the Partnership shall be revised in a manner determined by the General Partner, subject to the consent of Holdings (not to be unreasonably withheld).

          4.3. RETURN OF CONTRIBUTIONS. A Partner is not entitled (except as otherwise expressly provided otherwise by this Agreement) to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Partnership or of the other Partners. A Partner is not required to contribute or to lend any cash or property to the Partnership to enable the Partnership to return any other Partner's Capital Contributions.

          4.4. ADVANCES BY PARTNERS. Except as approved by the General Partner, or otherwise provided for specifically herein, no Partner may advance any money or other property to, or contribute any money or property to, the Partnership.

          4.5. NO PREEMPTIVE RIGHTS. Except as provided in this Article IV, no Person shall have any preemptive, preferential or other similar right with respect to (i) additional Capital Contributions or loans to the Partnership; or
(ii) the issuance or sale of any Partnership Interests.

          4.6. OTHER CONTRIBUTION PROVISIONS. If any Person is admitted as a Partner and is given a Capital Account in exchange for services rendered to the Partnership or to the General Partner on behalf of the Partnership, such transaction shall be treated by the Partnership and the affected Partner as if the Partnership had compensated such Partner in cash, and the Partner had contributed such cash to the capital of the Partnership.

          4.7. ADDITIONAL CONTRIBUTIONS BY TALITY; RELATIONSHIP OF TALITY COMMON SHARES TO PARTNERSHIP UNITS.

                    (a) ISSUANCES OF TALITY SECURITIES. Tality shall not issue any additional Tality Common Shares or rights, options, warrants or other securities convertible into or exchangeable for equity securities of Tality (other than Tality Common Shares issued pursuant to Section 4.8, 4.10 or 7.3 or as otherwise provided in the Certificate of Incorporation of Tality (as the same may be amended, but only to the extent such amendment has been approved by the Holdings Partners) or incur any indebtedness, unless:

                              (i) Tality transfers to the Partnership or a Subsidiary of the Partnership, as an additional Capital Contribution, the net cash proceeds or other property received by Tality (or any direct or indirect wholly owned Subsidiary of Tality) from, and causes the Partnership to assume, or take such cash or other property subject to, the liabilities incurred in connection with, the grant, award or issuance of such additional Tality Common Shares or other securities or indebtedness, as the case may be, or from the exercise of rights contained in such additional Tality Common Shares or other securities, as the case may be; PROVIDED, HOWEVER, that if the property received by Tality in exchange for such issuance consists of stock of another Person that becomes a direct or indirect wholly owned Subsidiary of Tality (including an acquisition by means of a reverse triangular merger), or if such property is received by a direct or indirect wholly owned Subsidiary of Tality (in either case, the "ACQUIRED ENTITY"), then Tality may cause the Acquired Entity to transfer all (but not less than all) of its assets to the Partnership or a Subsidiary of the Partnership, and cause the Partnership or such Subsidiary of the Partnership to assume or take such assets subject to all liabilities and other obligations of the Acquired Entity, in lieu of Tality transferring its equity interest in the Acquired Entity; PROVIDED FURTHER, that if any third party consent or approval shall be necessary to effect the transfer of any such asset or assumption of any such liability, the General Partner shall not be required to effect such transfer or assumption until such consent or approval has been obtained (and during the pendency of such transfer or assumption the General Partner or such Acquired Entity shall hold such asset or liability in trust for the benefit or account of the Partnership, as the case may be, and the General Partner and Partnership shall enter into such agreement (including indemnities) or other arrangements as necessary to reflect the transfer to the Partnership or one of its Subsidiaries of all beneficial interest in such asset or responsibility for such liability); and

                              (ii) the Partnership issues to Tality (or, in the case of an Acquired Entity that has transferred all of its assets as described in clause (i) above, to the Acquired Entity) Partnership Units or rights, options, warrants or convertible or exchangeable securities or indebtedness of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially the same as those of such additional Tality Common Shares or other securities or indebtedness, as the case may be.

                    (b) ACQUISITION OF TALITY SECURITIES BY TALITY. If Tality acquires Tality Common Shares for any reason and in any manner, then (i) the Tality Common Shares so acquired shall be cancelled, (ii) the Partnership shall pay to Tality an amount equal to the amount, if any, paid by Tality to acquire such shares, and (iii) Tality shall surrender to the Partnership for cancellation that number of Partnership Units held by Tality equal to the number of Tality Common Shares so acquired. Similar requirements shall apply with respect to the reacquisition by Tality of any of its securities other than Tality Common Shares, such that the securities issued by the Partnership to Tality that correspond to such Tality securities are surrendered to the Partnership and the Partnership pays to Tality the amount paid by Tality to reacquire such securities.

                    (c) ACQUISITION OF TALITY COMMON SHARES OR OTHER SECURITIES BY THE PARTNERSHIP. Except as provided in Section 4.8, if the Partnership or any of its Subsidiaries acquires Tality Common Shares (or other equity securities) for any reason and in any manner, then (i) the Partnership may (but shall not be required to) transfer such shares (or other securities) to Tality for cancellation and (ii) if the Partnership effects such transfer, Tality shall surrender an equal number of Partnership Units (or other Partnership Interests or securities issued by the Partnership that relate to such securities, as the case may be) to the Partnership for cancellation.

          4.8.      INCENTIVE PLANS.

                    (a) At any time Tality issues Tality Class A Shares pursuant to an Incentive Plan (whether pursuant to an Equity Award or otherwise) to directors, officers or employees of the Partnership or any of its Subsidiaries, the following shall occur:

                              (i) Tality shall contribute the amount of any exercise or purchase price received by Tality in connection with the issuance of such Tality Class A Shares, and Tality shall be deemed to contribute to the capital of the Partnership an amount of cash equal to the excess of the current market price of such Tality Class A Shares on the date such shares are issued (or if earlier, the date the related option is exercised (if the Equity Award is a stock option)) over the amount of such exercise or purchase price actually contributed, and such amounts shall be treated as Capital Contributions under this Agreement;

                              (ii)      the Partnership shall be deemed to
          purchase such Tality Class A Shares from Tality for an amount of cash equal to the amount of cash contributed and deemed contributed by Tality to the Partnership in subsection (a) above (and such shares shall be deemed delivered to their owner by the Partnership);

                              (iii) the net proceeds actually received by the Partnership with respect to such Tality Class A Shares, if any, shall be retained by the Partnership; and

                              (iv) the Partnership shall issue to Tality that number of Limited Partnership Units equal to the number of Tality Class A Shares so issued.

                    (b) At any time Tality issues Tality Class A Shares pursuant to an Incentive Plan (whether pursuant to an Equity Award or otherwise) to Tality employees, officers or directors, and provided the General Partner reasonably determines that the issuance of such Tality Class A Shares relates to Tality's ownership or operation of, or was for the benefit of, the Partnership as provided in Section 6.9(a), the following shall occur (unless the General Partner reasonably determines that such issuance should be governed by Section 4.8(a) in which case Section 4.8(a) shall apply):

                              (i) Tality shall be treated as issuing such Tality Class A Shares in the same manner as if this Section 4.8(b) did not apply;

                              (ii) the Partnership shall be deemed to have reimbursed Tality for the issuance of such Tality Class A Shares as provided in Section 6.9(a) in an amount equal to the excess of the current market price of such Tality Class A Shares on the date such shares are issued (or, if earlier, the date the related option is exercised (if the Equity Award is a stock option)) over the amount of the exercise or purchase price received by Tality upon the issuance of such Tality Class A Shares;

                              (iii) Tality shall contribute to the capital of the Partnership the exercise or purchase price received by Tality upon the issuance of such Tality Class A Shares, and shall be deemed to have contributed to the capital of the Partnership the amount of the deemed reimbursement paid by the Partnership pursuant to clause
          (ii) above; and

                              (iv) the Partnership shall issue to Tality that number of Partnership Units equal to the number of Tality Class A Shares so issued.

          4.9 ADDITIONAL CONTRIBUTIONS BY HOLDINGS. If the Partnership issues additional Partnership Units to a Tality Partner or any other Person (other than a Holdings Partner) for any reason other than pursuant to Section
4.8 or 4.10 (including in connection with an acquisition or other business combination between the Partnership and any Person other than Tality), then:

                    (a) Holdings shall have the right, but not the obligation, to contribute to the Partnership cash or other property, if of a type acceptable to the General Partner and subject to Section 6.6, in an amount equal to the product obtained by multiplying:

                              (i)       the amount of cash or value of other
property contributed by such Tality Partner or other Person to the Partnership in exchange for such additional Partnership Units, times

                              (ii)      a fraction, the numerator of which shall
be the aggregate Percentage Interest then held by the Holdings Partners and the denominator of which shall be the aggregate Percentage Interest held by all Partners other than the Holdings Partners (in each case, determined immediately prior to the contribution referred to in clause (i) above).

                    (b) In exchange for any such contribution by Holdings pursuant to Section 4.9(a), Holdings shall receive that number of Partnership Units equal to the product obtained by multiplying:

                              (i)       the number of such additional
Partnership Units issued to the Tality Partner or such other Person, times

                              (ii)      a fraction, the numerator of which shall
be the aggregate Percentage Interest then held by the Holdings Partners and the denominator of which shall be the aggregate Percentage Interest held by all Partners other than the Holdings Partners (in each case, determined immediately prior to the issuance of Partnership Units referred to in clause (i) above).

                    (c) In connection with any additional capital contribution made in the form of property under this Section 4.9, such property shall be valued at its fair value as determined by a nationally recognized independent appraiser (including an investment banker, public accounting firm or other expert) selected by Holdings and reasonably satisfactory to the General Partner.

          4.10. SPLITS AND RECLASSIFICATIONS. The Partnership shall not in any manner subdivide (by any unit split, distribution, reclassification, recapitalization or otherwise) or combine (by reverse unit split, reclassification, recapitalization or otherwise) the outstanding Partnership Units (or other Partnership Interests or securities) unless Tality is subdividing or combining the Tality Class A Shares (or, if applicable, such other securities of Tality issued in connection with the issuance of such Partnership Interests or other securities), in which event the Partnership Units shall be subdivided or combined concurrently with, to the same extent as, and in the same manner as, the Tality Class A Shares (or such other securities).

                                    ARTICLE V

                 CAPITAL ACCOUNTS, ALLOCATIONS AND DISTRIBUTIONS

          5.1.      CAPITAL ACCOUNTS.

                    (a) The Partnership shall maintain for each Partner owning a Partnership Interest a single, separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treas. Reg. Sections 1.704-1(b)(2)(iv). The initial Capital Account balance of each of the Partners shall be as set forth on EXHIBIT A.

                    (b) Subject to rules of Treas. Reg. Sections 1.704-1(b)(2)(iv), the Capital Account of each Partner shall be increased by (i) except as otherwise provided in this Agreement, the amount of any money and the fair market value of any property (net of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership) contributed by such Partner to the Partnership,
(ii) the Net Profit allocated to such Partner pursuant to Section 5.2, and (iii) the items in the nature of income or gain allocated to such Partner pursuant to
Section 5.3. If the General Partner and the contributing Partner agree as the value of an item of property contributed to the Partnership, such agreement shall govern the amount credited to such Partner's Capital Account. Absent such an agreement, subject to Section 4.9(c), the value of any property contributed to the Partnership shall be determined by the General Partner.

                    (c) The Capital Account of each Partner shall be reduced by (i) the amount of any distribution of cash or the fair market value of any property (net of any Partnership liabilities assumed by such Partner or secured by any property distributed to such Partner) distributed to such Partner when such distribution is made, (ii) the Net Loss allocated to such Partner pursuant to Section 5.2, and (iii) any items in the nature of deduction or loss allocated to such Partner pursuant to Section 5.3. If the General Partner and the distributee Partner agree as the value of an item of property distributed from the Partnership, such agreement shall govern the amount debited to such Partner's Capital Account. Absent such an agreement, the value of any property distributed by the Partnership shall be determined by the General Partner.

                    (d) Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account of any Partner, the Capital Account of such Partner shall be determined after giving effect to the allocations of Net Profit, Net Loss and other items realized prior or concurrently to such time (including, without limitation, any Net Profits and Net Losses attributable to adjustments to Carrying Values with respect to any concurrent distribution), and all contributions and distributions made prior or concurrently to the time as of which such determination is to be made. The General Partner may use such accounting conventions and other methods for computing interim balances of the Partners' Capital Accounts as the General Partner deems appropriate.

                    (e) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

          5.2. ALLOCATION OF NET PROFIT OR NET LOSS. Except as otherwise necessary in connection with a liquidation or dissolution of the Partnership or as required pursuant to the terms of any Preferred Interests:

                    (a) Net Profit for any Fiscal Year or other period shall be allocated to the Partners as follows:

                              (i)       First, to each Partner whose
          Proportionate Capital Account is less than its Percentage Interest, an amount of Net Profit necessary to cause its Proportionate Capital Account to equal its Percentage Interest, provided that if there is not sufficient Net Profit to cause each Partner's Proportionate Capital Account to equal its Percentage Interest, Net Profits shall be allocated to each Partner so as to cause a pro rata percentage reduction in such difference for each such Partner; and

                              (ii)      Second, pro rata among the Partners in

          accordance with their Percentage Interests.

                    (b) Net Loss for any Fiscal Year or other period shall be allocated to the Partners as follows:

                              (i)       First, to each Partner whose
          Proportionate Capital Account is greater than its Percentage Interest, an amount of Net Loss necessary to cause its Proportionate Capital Account to equal its Percentage Interest, provided that if there is not sufficient Net Loss to cause each Partner's Proportionate Capital Account to equal its Percentage Interest, Net Loss shall be allocated to each Partner so as to cause a pro rata percentage reduction in such difference for each such Partner; and;

                              (ii) Second, pro rata among the Partners in accordance with their Percentage Interests.

          5.3.      ADDITIONAL ALLOCATIONS.

                    (a) Notwithstanding any other provision of this Agreement, (i) "partner nonrecourse deductions" (as defined in Treas. Reg. Sections 1.704-2(i)), if any, of the Partnership shall be allocated to the Partner that bears the economic risk of loss within the meaning of Treas. Reg. Sections 1.704-2(i), (ii) "nonrecourse deductions" (as defined in Treas. Reg. Sections 1.704-2(b)), if any, of the Partnership with respect to each period shall be allocated in proportion to the Partners' respective Percentage Interests, and (iii) a Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Treas. Reg. Sections 1.752-3(a)(3) shall be in proportion to its Percentage Interest.

                    (b) This Agreement shall be deemed to include "qualified income offset," "minimum gain chargeback" and "partner non-recourse debt minimum gain chargeback" provisions within the meaning of the Treasury Regulations promulgated under Section 704(b) of the Code. Accordingly, notwithstanding any other provision of this Agreement, items of gross income shall be allocated to the Partners on a priority basis to the extent and in the manner required by such provisions.

                    (c) Any special allocation of items pursuant to Sections 5.3(a) and (b), including anticipated reversals of such items, shall be taken into account in computing subsequent allocations pursuant to Section 5.2 so that the cumulative net amount of all items allocated to each Partner shall, to the extent possible, be equal to the amount that would have been allocated to such Partner if there had never been any special allocation pursuant to Sections 5.3(a) and (b).

                    (d) Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Partnership Units by the Partnership to a Partner (the "ISSUANCE ITEMS") shall be allocated among the Partners so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Partner, shall be equal to the net amount that would have been allocated to each such Partner if the Issuance Items had not been realized.

          5.4. ALLOCATIONS FOR TAX PURPOSES. For income tax purposes only, (i) all items of income, gain, loss, deduction and expense shall be allocated to the Partners in the same manner as the correlative items of "book" income, gain, loss, deduction and expense are allocated pursuant to Sections 5.2 and 5.3 and (ii) each tax credit for any period shall be allocated to Partners in proportion to their Percentage Interests; PROVIDED, HOWEVER, that in accordance with Sections 704(c) of the Code, the Treas. Reg. promulgated thereunder and Treasury Regulation Sections 1.704-1(b)(4)(i), items of income, gain, loss, deduction, expense and credit with respect to any property whose Carrying Value differs from its adjusted basis for tax purposes shall, solely for income tax purposes, be allocated among the Partners so as to take account of both the amount and character of such variation. Absent the prior written consent of Holdings, the Partnership shall use the "traditional method" described in Treas. Reg. Sections 1.704-3(b) in making such allocations in accordance with Code Section 704(c) with respect to any such property contributed by or on behalf of a Holdings Partner.

          5.5.      DISTRIBUTIONS.

                    (a) Except as otherwise required by law or as provided in this Agreement (including pursuant to the terms of any Preferred Interest), no Partner shall have any right to withdraw any portion of its Capital Account without the consent of both the General Partner and of Partners holding a majority of the Partnership Units constituting Limited Partner Interests.

                    (b) Except as otherwise provided herein or pursuant to the terms of any Preferred Interests, the Partnership shall distribute Available Cash or other property available to be distributed in-kind to the Partners to each Partner in proportion to such Partner's Percentage Interest, at such times and in such amounts as the General Partner shall determine; PROVIDED, HOWEVER, that, absent the prior written consent of Holdings, no in-kind distribution of any asset may be made other than on a pro rata basis in accordance with the Partners' Percentage Interests; PROVIDED FURTHER, that with the prior written consent of Holdings, an in-kind distribution of any asset may be made on other than a pro rata basis in accordance with the Partners' Percentage Interests so long as the total value of all cash and other in-kind distributions made in connection with such in-kind non-pro rata distribution when combined with such distribution is distributed in accordance with the Partners' Percentage Interests.

                    (c) If a Holdings Partner exchanges or transfers its Partnership Units for Tality Class A Shares or Tality Class C Common Shares, pursuant to the Amended and Restated Certificate of Incorporation of Tality (as the same may be amended from time to time), on any date after a record date for a distribution to the Partners of Available Cash or other property but before actual payment thereof, such exchanging or transferring Partner shall be entitled to receive the full amount of such distribution as if such Partner continued to hold the exchanged or transferred Partnership Units on the date of such distribution.

          5.6.      TAX DISTRIBUTIONS.

                    (a) Until such time as an event causing a dissolution of the Partnership has occurred pursuant to Section 12.1, at least 10 days prior to any Estimated Tax Payment Date (as hereinafter defined), the Partnership shall make a distribution to each Partner equal to the Estimated Tax Distribution (as hereinafter defined) for such date. Unless otherwise specified by the General Partner in writing, all distributions made with respect to a given year (as determined by the General Partner) shall be applied against and reduce the Estimated Tax Distribution due from the Partnership with respect to that year.

                    (b) Within one hundred eighty (180) days after the end of each Fiscal Year, the Partnership shall provide to each Partner a report for the prior Fiscal Year computing for each Partner the amount by which the sum of the Estimated Tax Distributions for the prior year exceeds or falls short of the product of (i) the taxable income of Partnership allocated to such Partner for such prior year, and (ii) the Applicable Tax Rate for such year, less any Excess Tax Distribution (as hereinafter defined) with respect to such prior year. An amount equal to any shortfall shall be distributed to such Partner with the report. Any excess will be treated as an "EXCESS TAX DISTRIBUTION" for such year and credited against future Estimated Tax Distributions pursuant to Section 5.6(e)(iii) and this Section 5.6(b).

                    (c)       Notwithstanding anything to the contrary herein,
(i) distributions under this Section 5.6 shall be made in proportion to the Partners' Percentage Interests, and this clause (i) shall operate to increase the distribution to be otherwise made under Section 5.6 to any Partner to the extent necessary so that distributions under this Section 5.6 are made in proportion to the Partners' Percentage Interests, and (ii) in all events the Estimated Tax Distributions and the distributions under Section 5.6(b) above shall be sufficient to enable each Tality Partner to pay when due its corporate income and franchise tax liability, including its estimated tax liability (taking into account the carryforward of losses available to Tality and any alternative minimum tax); provided, however, that this clause (ii) shall not apply to any such corporate income or franchise tax liability of any Tality Partner to the extent such liability is materially in excess of the corporate income and franchise tax liability of such Tality Partners arising solely from its interest in the Partnership unless the transactions giving rise to such liability were approved by Holdings or Cadence.

                    (d) In making the computations under this Section 5.6 with respect to any Partner, capital losses of the Partnership shall be taken into account only to the extent of capital gains of the Partnership against which such capital losses may be offset by such Partner (taking into account the applicable carryback and carryover period for such Partner), determined as if such Partner had no income or loss from any source other than the Partnership.

                    (e)       Definitions:

                              (i)       "APPLICABLE TAX RATE" means, for any
year, the highest marginal combined tax rate, as reasonably determined by the Tax Matters Partner, under the U.S. federal and applicable state, local and foreign franchise or income tax laws as in effect for such year to which a Holdings Partner or a Tality Partner is subject by reason of its ownership of Partnership Units, taking into account the deductibility of state, local and foreign income taxes for federal income tax purposes.

                              (ii)      "ESTIMATED TAX PAYMENT DATE" means, with
respect to any calendar year, any of April 15, June 15, September 15 and December 15 of such year.

                              (iii)     "ESTIMATED TAX DISTRIBUTION" means, with
respect to any Partner and any Estimated Tax Payment Date, an amount equal to the excess (if any) of (A) the product of (x) an estimate of the Partnership's taxable income for the year, as estimated in good faith by the Tax Matters Partner, allocable to such Partner for such year, less the excess, if any, of cumulative tax losses of the Partnership over cumulative taxable income allocated to such Partner in prior years, (y) the Applicable Tax Rate, and (z) the Proration Percentage over (B) the sum of (u) the prior Estimated Tax Distributions distributed to such Partner with respect to the same year and (v) Excess Tax Distributions with respect to the prior year.

                              (iv)      "PRORATION PERCENTAGE" means with
respect to April 15, 25%; June 15, 50%; September 15, 75%; and December 15, 100% (adjusted to the corresponding dates in the event the fiscal year of Tality is not the calendar year).

          5.7. WITHHOLDING. The Partnership shall comply with all income tax withholding requirements under federal, state, local or foreign law. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from an allocation of income or distribution to any Partner, the amount withheld shall be treated as an advance distribution to such Partner of amounts to which such Partner is otherwise entitled pursuant to this Agreement or as a loan to such Partner immediately payable to the Partnership, as determined by the General Partner. Each Partner shall use all commercially reasonable efforts to minimize the amount that the Partnership is required to withhold; PROVIDED, HOWEVER, that the foregoing shall not be deemed to prohibit the Partnership from making distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not be required to make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate Section 17-607 of the Act or any other applicable law.

                                   ARTICLE VI

                                   MANAGEMENT

          6.1.      MANAGEMENT BY GENERAL PARTNER.

                    (a) The General Partner shall manage the business and affairs of the Partnership. The General Partner shall have the power and authority to make all decisions regarding the business, affairs and properties of the Partnership and to perform any and all other lawful acts or activities necessary or convenient to the conduct, promotion or attainment of the business, purposes and activities of the Partnership, including the execution, delivery and performance of the Separation Agreements on behalf of the Partnership. No Limited Partner shall have any authority to act for, or undertake or assume any obligation or responsibility on behalf of, the Partnership.

                    (b) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through duly appointed agents (who may be designated as officers of the Partnership), attorneys-in-fact, or other Persons and each such agent, attorney-in-fact or other Person shall, to the extent delegated by the General Partner, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder. Any approval or action taken by the General Partner in accordance with this Agreement shall constitute approval or action taken by the Partnership and shall be binding on the Partners.

          6.2. MANAGEMENT POLICIES. The General Partner and officers of the Partnership will develop and implement management policies consistent with the general policies and programs established by this Agreement, the Certificate and the Separation Agreements.

          6.3.      NO COMPENSATION OF GENERAL PARTNER. Except as provided in
Section 6.9, the General Partner shall not be entitled to any compensation from the Partnership solely for acting in its capacity as the General Partner.

          6.4. OFFICERS. The General Partner may appoint such officers of the Partnership (including, but not limited to, a president and chief executive officer, one or more vice presidents, a secretary, one or more assistant secretaries, a treasurer and one or more assistant treasurers) upon such terms and conditions as the General Partner deems necessary and appropriate.

          6.5.      BUSINESS OPPORTUNITIES.

                    (a) Except as Cadence may otherwise agree in writing, Cadence may engage or invest, and avail itself of opportunities, in the same or similar business activities or lines of business as the Partnership. Except in the case of a Partnership Opportunity (as defined in subsection (b) below), the Partnership shall have no interest or expectancy in any such engagement, investment or opportunity or that Cadence will not engage in, any of the foregoing activities, any such interest or expectancy being hereby renounced by the Partnership so that Cadence shall not violate any duty to the Partnership by engaging in, investing in or availing itself of opportunities in any such business activities or line of business.

                    (b) For purposes of this Agreement, "PARTNERSHIP OPPORTUNITY" shall mean a transaction, potential transaction or other business opportunity that (i) the Partnership is financially able to undertake, (ii) relates exclusively to the Business, (iii) is one in which the Partnership has or, but for the effect of subsection (a) above the Partnership would have, an interest or reasonable expectancy and (iv) if offered to a director, officer or employee of the Partnership who is also a director, officer or employee of Cadence, such transaction, potential transaction or other business opportunity is offered to him or her solely in his or her capacity as a director, officer or employee of the Partnership; PROVIDED, HOWEVER, that a "Partnership Opportunity" not include (A)(1) any transaction in which the Partnership or Cadence is permitted to participate pursuant to any agreement between them or their Affiliates in effect as of the time any Partnership Interest is first held of record by any Person other than Cadence, or as may be amended thereafter with the approval of a majority of the Disinterested Directors, or (2) any such transaction provided for in any subsequent agreement between the Partnership and Cadence approved by a majority of the Disinterested Directors; (B) any transaction, potential transaction or other business opportunity that is also offered to or learned of by a director, officer or employee of Cadence (other than as described in clause (iv) above) by or from a Person other than the Partnership; or (C) any transaction, potential transaction or other business opportunity that arises from ideas independently conceived, acquired or developed by Cadence.

                    (c) For purposes of this Section 6.5 and Section 6.6, "PARTNERSHIP" shall mean the Partnership, the General Partner and Subsidiaries of the Partnership and the General Partner, collectively, and any successors thereto and assigns thereof; PROVIDED, HOWEVER, that where, in order to effectuate the intent of this definition to provide Cadence with protection in its dealings with an Affiliate of the Partnership, action on the part of any such Affiliate of the Partnership is required (E.G., without limitation, to renounce an interest in a transaction, potential transaction or other business opportunity, or to adopt guidelines pursuant to Section 6.6), the Partnership and the General Partner shall cause such Affiliate to take such action. For purposes of this Section 6.5 and Section 6.6, "Cadence" shall mean Cadence and all of its Affiliates (other than Tality, the Partnership and Subsidiaries of Tality or the Partnership), collectively, and any successors thereto and assigns thereof.

                    (d) In the case of a Partnership Opportunity, Cadence shall have such duties as would exist in the absence of this Section 6.5.

          6.6. RELATED TRANSACTIONS/INTERCOMPANY AGREEMENTS. In any action by or in the right of the Partnership against Cadence or any of its officers, directors, employees or agents in which the fairness of any agreement or transaction to which any such Person is a party or in which any such Person may have a financial interest, shall be an issue: (i) the burden of proof on the issue of fairness shall be on the Person seeking to establish unfairness; and
(ii) fairness shall be deemed to have been established in any of the following circumstances:

          (a) the conditions set forth in Section 144 of the DGCL or any successor provision, as in effect from time to time, are satisfied;

          (b) the agreement or transaction is effected in accordance with guidelines approved by the General Partner or a majority of the Disinterested Directors; or

          (c) the terms of the transaction or agreement are not materially less favorable to the Partnership than those made available by Cadence to unaffiliated Persons under similar circumstances.

          The provisions of this Section 6.6 shall not be construed to limit or restrict any defenses that would be available to Cadence or any of its officers, directors, employees or agents in the absence of this provision.

          To the extent that Cadence or any of its officers, directors, employees or agents or any Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to any other Covered Person under applicable law, neither Cadence, nor any such officer, director, employee, agent or Covered Person acting under this Agreement, shall be liable to the Partnership or to any other Covered Person for its good faith reliance on the provisions of this Agreement. To the extent that they restrict the duties and liabilities of Cadence or any of its officers, directors, employees or agents or any Covered Person otherwise existing under applicable law, the provisions of this Agreement shall replace such other duties and liabilities.

          6.7. CERTIFICATE OF LIMITED PARTNERSHIP. The General Partner has filed the Certificate with the Secretary of State prior to the effectiveness of this Agreement. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file or cause to be filed amendments to and restatements of the Certificate and shall do all the things to maintain the Partnership as a limited partnership (or other entity in which the Limited Partners have limited liability) under the laws of the State of Delaware and each other state, the District of Columbia or other jurisdiction in which the Partnership may elect to do business or own property. The General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or other entity in which the Limited Partners have limited liability) in the State of Delaware and any other state, the District of Columbia or other jurisdiction in which the Partnership may elect to do business or own property.

          6.8. TITLE TO PARTNERSHIP ASSETS. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partners, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof.

          6.9.      REIMBURSEMENT OF GENERAL PARTNER EXPENSES.

                    (a) GENERAL PARTNER EXPENSES. The General Partner shall be reimbursed on a quarterly basis, or on a more frequent basis as the General Partner may reasonably determine, for all expenses it incurs relating to the ownership and operation of, or for the benefit of, the Partnership (including expenses related to the operations of the General Partner, the status of the General Partner as a public company, and the management and administration of any Subsidiaries of the General Partner or the Partnership, such as auditing expenses and filing fees).

                    (b) REIMBURSEMENT TREATED AS A DISTRIBUTION. If and to the extent any reimbursement made pursuant to Section 6.9(a) is determined for federal income tax purposes not to constitute a payment of expenses of the Partnership, the General Partner shall take such actions as it deems appropriate (including causing the Partnership to make allocations of items of gross income or deduction) to cause the economic and tax results to be as similar as possible to the results that would have occurred if such amounts were treated as expenses of the Partnership.

          6.10.     LIABILITY OF THE GENERAL PARTNER.

                    (a) GENERAL. Notwithstanding anything to the contrary set forth in this Agreement, neither the General Partner, nor any of its Affiliates, and no officer, director, stockholder, member, partner, employee or agent of the General Partner or its Affiliates (each a "COVERED PERSON"), shall be personally liable to the Partnership or any Partner, or any Person claiming by or through the Partnership or any Partner, for any losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any other act or omission relating to the conduct of the business of the Partnership; PROVIDED, HOWEVER, that nothing contained herein shall protect any Covered Person against any liability to the Partnership or any Partner to which such Covered Person would otherwise be subject by reason of (i) any act or omission of such Covered Person that involves actual fraud or willful misconduct or (ii) any transaction from which such Covered Person derived an improper personal benefit.

                    (b) ACTIONS OF AGENTS. The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. Neither the General Partner nor any Covered Person shall be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

                    (c) EFFECT OF AMENDMENT. Notwithstanding any other provision contained herein, any amendment, modification or repeal of this
Section 6.10 shall be prospective only and shall not in any way affect the limitations on the liability of the General Partner, any officers, directors, shareholders, employees or agents of the General Partner to the Partnership and the Partners under this Section 6.10 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

          6.11.     OTHER MATTERS CONCERNING THE GENERAL PARTNER.

                    (a) RELIANCE ON DOCUMENTS. The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

                    (b) RELIANCE ON ADVISORS. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which the General Partner reasonably believes to be within its professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

                    (c) LIMITATION ON GENERAL PARTNER'S BUSINESS ACTIVITIES; ACQUISITIONS. Notwithstanding anything to the contrary set forth herein or in the Certificate of Incorporation of the General Partner, as the same may be amended, so long as any Person other than the General Partner or one of its Subsidiaries shall own any Limited Partnership Units, the General Partner agrees not to own any assets or conduct any activities other than the management of the Partnership as the general partner thereof and the ownership and management of its Partnership Interests and its interest in any Acquired Entities with respect to which the requirements of Section 4.7(a) have been satisfied.

          6.12. RIGHTS OF LIMITED PARTNERS. No Limited Partner shall participate in the management, control or direction of the Partnership's operations, business or affairs, transact any business for the Partnership, or have the right, power or authority to act for or on behalf of or to bind the Partnership, the same being vested solely and exclusively in the General Partner.

                                   ARTICLE VII

                TRANSFERS AND EXCHANGES OF PARTNERSHIP INTERESTS

          7.1.      TRANSFER RESTRICTIONS. Except as otherwise provided in
Section 7.2, no Partner shall, directly or indirectly, transfer any right, title or interest in any of its Partnership Interest. Any attempted transfer in violation hereof shall be void.

          7.2.      PERMITTED TRANSFERS. Notwithstanding Section 7.1:

                    (a) The Holdings Partners may transfer their Partnership Interest to any Person in compliance with applicable law.

                    (b) The Tality Partners may only transfer their Partnership Interest to (i) any wholly owned Subsidiary of Tality or (ii) the transferee of all or substantially all of the assets of Tality.

                    (c) Notwithstanding anything to the contrary in this Agreement, no Partner may transfer all or any portion of its Partnership Interest, and no transferee of a Partnership Interest shall be admitted as a Partner, unless the General Partner has determined that such transfer is not reasonably expected to cause the Partnership to become a "publicly traded partnership" within the meaning of Code Section 7704; PROVIDED, HOWEVER, that under no circumstances shall an exchange of Partnership Units for Tality Common Shares pursuant to Section 7.3 be expected or deemed to cause such a result.

         7.3      EXCHANGE OF PARTNERSHIP UNITS.

                    (a) Unless otherwise agreed by the Partnership and any Partner in writing, each Limited Partner, other than Tality and its Subsidiaries, shall have the right to exchange, at any time and from time to time, each Partnership Unit owned by such Limited Partner, free and clear of any liens and encumbrances, for one (1) fully paid and non-assessable Tality Class A Share. The Partnership and the General Partner agree that, at all times, they collectively shall have available for issuance sufficient Tality Class A Shares to satisfy the exchange rights under this Section 7.3. Such Tality Class A Shares shall consist first of any Tality Class A Share then held by the Partnership (in which case the Partnership Unit shall be surrendered to the Partnership) and any additional shares shall be newly issued Tality Class A Shares (in which case the Partnership Unit shall be transferred to Tality).

                    (b) The right to exchange Partnership Units for Tality Class A Shares pursuant to Section 7.3(b) shall be exercised by surrender to the Partnership of any certificate or certificates representing the Partnership Units to be exchanged at any time during normal business hours at the principal executive offices of the Partnership, accompanied by a written notice of such Limited Partner stating that such Limited Partner desires to exchange such Partnership Units, or a stated number of such units less than the number represented by any such certificate or certificates, into Tality Class A Shares, and by instruments of transfer in form satisfactory to the General Partner and, if the General Partner requires, the Transfer Agent of the General Partner, duly executed by such holder or such holder's duly authorized attorney (plus, if the Limited Partner requests that the certificate or certificates for such Tality Class A Shares be issued in the name of someone other than such Limited Partner, transfer tax stamps or funds therefor).

                    (c) The Partnership and the General Partner, as promptly as practicable following the receipt of notice and such other items required to effect the exchange described in this Section 7.3, deliver or cause to be delivered a certificate or certificates representing the number of Tality Class A Shares issuable upon such exchange, issued in such name or names as such Limited Partner may direct. Such exchange shall be deemed to have been effected immediately prior to the close of business on the date of the giving of the required written notice and surrender of any certificate or certificates representing Partnership Units; PROVIDED, HOWEVER, that the General Partner may delay the effective date of such exchange with respect to no more than one (1) Partnership Unit for up to fifteen (15) days to the extent it reasonably deems such delay necessary in order implement steps to avoid a dissolution of the Partnership under the Act by reason of the Partnership having only one partner. Upon the date any such exchange is made or effected, all rights of the Limited Partner with respect to the Partnership Units so exchanged shall cease.

                    (d)       The exchange of Partnership Units pursuant to this
Section 7.3 shall be adjusted to the extent there has been a transaction described in Section 4.10 with respect to Tality Common Shares and there has been no corresponding transaction with respect to Partnership Units, such that the exchanging Limited Partner shall receive the same number of Tality Class A Shares it would have received in exchange for each Partnership Unit had all such adjustments pursuant to Section 4.10 been made.

                                  ARTICLE VIII

                       LIMITED LIABILITY; INDEMNIFICATION

          8.1. LIMITED LIABILITY. Except as otherwise provided under the Act, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership and no Limited Partner shall be obligated or liable for any such debt, obligation or liability of the Partnership. Except as otherwise provided by the laws of the State of Delaware, the debts, obligations and liabilities of any Partner, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liability of such Partner and neither the Partnership nor any other Partner shall be obligated or liable for any such debt, obligation or liability of such Partner.

          8.2.      INDEMNIFICATION.

                    (a) The Partnership shall, to the fullest extent permitted by law, indemnify, defend and hold harmless each Covered Person against any and all losses, claims, damages, expenses and liabilities (including, but not limited to, any investigation, legal and other reasonable expenses incurred in connection with, and any amounts paid in settlement of, any action, suit, proceeding or claim, whether civil, criminal or administrative) of any kind or nature whatsoever that such Covered Person may at any time become subject to or liable for by reason of the formation, operation or termination of the Partnership, or the Covered Person's acting as a General Partner (or on behalf of any such Person), or the authorized actions of such Covered Person in connection with the conduct of the affairs of the Partnership or any Person in which the Partnership has an investment (including, without limitation, indemnification against negligence, gross negligence or breach of duty); PROVIDED, HOWEVER, that no Covered Person shall be entitled to indemnification if and to the extent that the liability otherwise to be indemnified for results from (i) any act or omission of such Covered Person that involves actual fraud or willful misconduct or (ii) any transaction from which such Covered Person derived improper personal benefit.

                    (b) Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Partnership in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of any Covered Person to repay such amount if it shall be ultimately determined by a court of competent jurisdiction from which no further appeal may be taken or the time for appeal has lapsed that such Person is not entitled to be indemnified by the Partnership pursuant to the terms and conditions of this Section 8.2.

                    (c) The Partnership shall use all commercially reasonable efforts to maintain insurance on behalf of any Person who is or was a Covered Person or is or was serving at the request of the Partnership as an officer, director, manager, employee or agent of another Person against any liability asserted against and incurred by such Person in any such capacity, or arising out of such Person's status as such, whether or not the Partnership would have the power to indemnify such Person against such liability under this
Section 8.2.

                    (d) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 8.2 shall continue as to a Person who has ceased to be a Covered Person, and shall inure to the benefit of the heirs, executors, administrators and other legal successors of such Person.

                    (e) The indemnification provided by this Section 8.2 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement, determination of Partners or otherwise.

                    (f) Any indemnification hereunder shall be satisfied only out of the assets of the Partnership (including insurance and any agreements pursuant to which the Partnership and indemnified Persons are entitled to indemnification), and the Partners shall not, in such capacity, be subject to personal liability by reason of these indemnification provisions.

                    (g) No Person shall be denied indemnification in whole or in part under this Section 8.2 because such Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

          8.3. CONTRIBUTION. If there shall ever be more than one General Partner, each of such General Partners covenants for itself, its successors and assigns that it will at any time, on demand, both during the time it is a Partner and after its withdrawal from the Partnership (upon the sale of its interests or otherwise), contribute its share (determined based upon the aggregate Percentage Interest of such General Partner as of the time of such withdrawal or demand), of any liability, judgment or cost of any kind (including the reasonable cost of the defense of any suit or action and any sums which may be paid in settlement thereof) which any other General Partner may be required to pay or for which such other General Partner is liable in excess of its share (determined based upon the aggregate Percentage Interest of such General Partner as of the time of such withdrawal or demand) on account of any matter or transaction that occurred during the time that it was a General Partner and for which such other General Partner is entitled to indemnification under Section 8.2 or for which the Partnership is liable (in excess of amounts actually paid to such other General Partner), except that no such contribution need be made to any General Partner who acted with gross negligence, willful misconduct or a knowing violation of law and the same resulted in such liability, judgment or cost. Each General Partner agrees to keep all former General Partners reasonably informed with respect to any potential claim for contribution pursuant to this Section 8.3.

                                   ARTICLE IX

                                      TAXES

          9.1.      TAX MATTERS PARTNER; TAX RETURNS.

                    (a) Tality shall, as long as it is a Partner, be the "tax matters partner" of the Partnership pursuant to Section 6231(a)(7) of the Code (the "TAX MATTERS PARTNER"). Subject to the provisions of this Section 9.1, the Tax Matters Partner shall be entitled to take any action or decline to take any action, all as required by applicable law. The Tax Matters Partner shall take such action as may be necessary to cause the other Partners to become "notice partners" within the meaning of Section 6231(a)(8) of the Code.

                    (b) The Tax Matters Partner shall cause to be prepared and filed all necessary foreign, federal, state and local income tax returns for the Partnership, including making elections on the Partnership's tax returns or otherwise relating to tax matters. Each other Partner shall furnish to the Tax Matters Partner all pertinent information in its possession relating to Partnership operations that is necessary to enable the Partnership's income tax returns to be prepared and filed.

                    (c) To the extent permitted by applicable law, the Tax Matters Partner shall determine, in its reasonable discretion, whether or not to permit the other Partners to participate in the defense of all pending tax proceedings involving the Partnership, including, without limitation, participation in any meeting with the Internal Revenue Service or other taxing authority.

                    (d) The Partnership shall reimburse the Tax Matters Partner for any costs and expenses incurred in connection with such Person serving as the Tax Matters Partner, including costs and expenses incurred in the preparation or filing of any such income tax returns and the defense of any such tax proceedings.

          9.2. PARTNERSHIP STATUS. It is the intent of the Partners that the Partnership be treated as a partnership for federal income tax purposes and, to the extent permitted by applicable law, for state, local and foreign franchise and income tax purposes. Neither the Partnership nor any

Partner may make an election for the Partnership to be excluded from the application of the provisions of subchapter K of Chapter 1 of Subtitle A of the Code or any similar provisions of applicable state or local law, and no provision of this Agreement shall be construed to sanction or approve such an election.

          9.3. FISCAL YEAR. The fiscal year of the Partnership for financial, accounting and federal, state and local income tax purposes shall be the year ending on the Saturday closest to December 31 or such other fiscal year that is the same as the taxable year that is required by law for federal income tax purposes (the "FISCAL YEAR").

                                    ARTICLE X

                        BOOKS, RECORDS AND BANK ACCOUNTS

          10.1. MAINTENANCE OF BOOKS. The books of account for the Partnership shall be maintained on an accrual basis in accordance with the terms of this Agreement.

          10.2. ACCOUNTING PRINCIPLES. Except as otherwise expressly provided herein, the books and records of the Partnership shall be maintained in accordance with GAAP; PROVIDED, HOWEVER, that Capital Accounts shall be maintained in accordance with Section 5.1.

          10.3. BANK ACCOUNTS. The General Partner shall cause the Partnership to establish, maintain and designate signatories on one or more separate bank and investment accounts for Partnership funds in the Partnership name with such financial institutions and firms as the General Partner may select and designate signatories thereon. The Partnership's funds shall not be commingled with the funds of any other Person.

          10.4. TAX INFORMATION. Within one hundred eighty (180) days after the end of each Fiscal Year, the Tax Matters Partner shall prepare and send, or cause to be prepared and sent, to each Person who was a Partner at any time during such Fiscal Year, copies of such information as may be required for federal, state, local and foreign income tax reporting purposes, including copies of Schedule K-1 or any successor schedule or form, for such Person and such other information as a Partner may reasonably request for the purpose of complying with applicable laws.

          10.5. PUBLIC FILINGS. The Partnership shall assemble and prepare such information and documentation with respect to the Partnership that Tality reasonably requests in connection with the filing by Tality of all registration statements, periodic reports and other documents required to be filed by Tality pursuant to Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and shall deliver such documents to Tality a reasonable period of time in advance of the date such documents are required to be filed.

                                   ARTICLE XI

       ADMISSION OF PARTNERS; WITHDRAWAL; CLASSES OF PARTNERSHIP INTERESTS

          11.1 SUBSTITUTION OF PARTNERS. Unless otherwise agreed in writing by the General Partner and a transferee of a Partnership Interest (which agreement may be a condition to the General Partner's approval of the transfer where such approval is required hereunder), any transferee of a Partnership Interest from a Partner, if such transfer complies with Article VII, shall be admitted as a Partner, such admission to be effective immediately prior to such transfer, only if such substitute Partner shall have agreed to be bound by the terms and conditions of this Agreement by executing a counterpart hereof. Whether or not such a counterpart is executed, such transferee shall be deemed, by acquiring such interest in the Partnership, to have agreed to hold it subject to the terms and conditions of this Agreement. Upon such admission, such substitute Partner shall be a Partner for all purposes of this Agreement.

          11.2      ADMISSION OF ADDITIONAL PARTNERS. Other than pursuant to
Section 11.1 in connection with a transfer, the Partnership may admit additional Partners only upon the satisfactory completion of the following:

                    (a) such admission of an additional Limited Partner shall have been approved by the General Partner;

                    (b) such admission of an additional or new General Partner shall be approved by all the Limited Partners; and

                    (c) such additional Partner shall have agreed to be bound by the terms and conditions of this Agreement by executing a counterpart hereof.

          11.3. WITHDRAWAL. No Partner shall have any right to withdraw or resign from the Partnership, except in connection with a transfer of such Partner's entire interest in the Partnership permitted by Section 7.2, in which case such transferring Partner shall cease to be a Partner of the Partnership.

          11.4      CLASSES OF PARTNERSHIP INTERESTS.

                    (a) The General Partner may cause the Partnership issue a class of Partnership Interests (including pursuant to Section 4.7(a)) in exchange for a Capital Contribution to a new or existing Partner having rights, preferences and privileges senior to the rights, preferences and privileges of the other Partners ("PREFERRED INTERESTS"); PROVIDED, HOWEVER, that no Preferred Interest may be issued by the Partnership (other than in connection with the issuance by Tality of preferred equity pursuant to Section 4.7(a)) without the advance written consent of the Holdings Partners, which consent may be given or withheld in their sole and absolute discretion. Except as provided in connection with the issuance of a Partnership Interest pursuant to Section 4.7(a), no Partnership Interest shall be treated as a Preferred Interest unless the issuance and specific terms of such Preferred Interest are set forth in writing by the Partnership and the Partner owning such Preferred Interest.

                    (b) Except as agreed upon in writing by the General Partner and the Partner to whom a Preferred Interest is issued, references in this Agreement to Partnership Units shall be deemed to exclude references to Preferred Interests, and any Partner that owns both Partnership Units and Preferred Interests shall, unless so agreed, be treated (other than for income tax purposes or otherwise as required by law) as a separate Partner with respect to each class of Partnership Interests owned.

                    (c) It is the intention of the Partners that the Partnership Interests represented by the Partnership Units constitute the residual equity of the Partnership after taking into account the rights, preferences and privileges of any outstanding Preferred Interests.

                                   ARTICLE XII

                    DISSOLUTION, LIQUIDATION AND TERMINATION

          12.1. DISSOLUTION. The Partnership shall be dissolved and its affairs shall be wound up upon the first to occur of any of the following:

                    (a) the expiration of the Partnership's term pursuant to Section 2.4;

                    (b) the written consent of Tality and the Holdings Partners (if any);

                    (c) the entry of a decree of judicial dissolution under the Act;

                    (d) the sale or other disposition of all, or substantially all, the assets of the Partnership (excluding a lease, mortgage, pledge, grant of security interest or other encumbrance);

                    (e) an event of withdrawal of a General Partner has occurred under the Act; PROVIDED, HOWEVER, that the Partnership shall not be dissolved or required to be wound upon an event of withdrawal of a General Partner if (i) at the time of such event of withdrawal, there is at least one
(1) other General Partner of the Partnership who carries on the business of the Partnership (any remaining General Partner being hereby authorized to and shall carry on the business of the Partnership), or (ii) within ninety (90) days after the occurrence of such event of withdrawal, remaining Partners owning more than 75% of the outstanding Partnership Units (other than Partnership Units owned by such withdrawing General Partner) agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one (1) or more additional General Partners of the Partnership; or

                    (f) at any time there are no Limited Partners, unless the Partnership is continued in accordance with the Act.

          12.2.     LIQUIDATION AND TERMINATION.

                    (a) On dissolution of the Partnership, the General Partner shall act as Liquidator or may appoint one or more other Persons as Liquidator. The Liquidator shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided herein and in the Act by the end of the taxable year of the Partnership in which its liquidation (as such term is defined in Treas. Reg. Sections 1.704-1(b)(2)(ii)(g)) occurs or, if later, within ninety (90) Business Days after the date of such liquidation. The costs of liquidation shall be borne as a Partnership expense. Until final distribution, the Liquidator shall continue to operate the Partnership properties with all of the power and authority of the Partners and the General Partner. The steps to be accomplished by the Liquidator are as follows:

                              (i)       as promptly as possible after
          dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by an accounting firm of the Partnership's assets, liabilities and operations through the last day of the calendar month in which the dissolution shall occur or the final liquidation shall be completed, as applicable;

                              (ii) the Liquidator shall have full power and authority to sell, assign and encumber any or all of the Partnership's assets and to wind up and liquidate the affairs of the Partnership in an orderly and business-like manner; and

                              (iii) all proceeds from liquidation shall be distributed in the following order of priority:

                                        (A)       first, to the satisfaction of
                    the debts and liabilities of the Partnership both to Partners, to the extent otherwise permitted by law, and to persons other than Partners (but, in the case of nonrecourse debts and liabilities, only to the extent required under the applicable credit and security agreement) and expenses of liquidation (whether by payment or the making of reasonable provision for payment thereof, including the setting up of such reserves as the Liquidator may reasonably deem necessary for any liability of the Partnership);

                                        (B)       second, pro rata to the
                    Partners in accordance with the positive balances in their Capital Accounts (as determined after taking into account the adjustments required under Treas. Reg. Sections 1.704-1(b)(2)(ii)(b)(2)), provided that the terms of any Preferred Interests shall be taken into account in determining whether proceeds are distributed first to the holders of Preferred Interests prior to holders of other Partnership Interests; and

                                    (C) last, to the Partners in accordance with
                    their respective Percentage Interests.

                    (b)       Notwithstanding the provisions of this Section
12.2 which require the liquidation of the assets of the Partnership, but subject to the order of priorities set forth above, if



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

upon or following dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its reasonable discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (other than those to Partners as creditors).

          12.3. DISTRIBUTION IN KIND. If the Liquidator shall determine that all or a portion of the Partnership's assets should be distributed in kind to the Partners, the Liquidator, on behalf of the Partnership, shall obtain an independent appraisal of the fair market value of each such asset as of a date reasonably close to the date of liquidation. Any unrealized appreciation or depreciation with respect to such assets shall be allocated among the Partners' Capital Accounts (in accordance with Article V, assuming that the assets of the Partnership were sold for such appraised fair market value) and distribution of any such assets in kind to a Partner shall be considered a distribution of an amount equal to the assets' appraised fair market value for purposes of Section 12.2.

          12.4. DEFICIT CAPITAL ACCOUNTS. Notwithstanding any other provision hereof to the contrary, to the extent that a deficit, if any, exists in the Capital Account of any Partner, such deficit shall not be an asset of the Partnership and such Partner shall not be obligated to contribute such amount to the Partnership to bring the balance of such Partner's Capital Account to zero.

          12.5. CANCELLATION OF FILINGS. Upon completion of the distribution of Partnership assets as provided herein, the Liquidator and, if the Liquidator so directs, the General Partner, shall file a certificate of cancellation with the Secretary of State, cancel any other filings made pursuant to Sections 2.1 and 6.7 as may be necessary and take such other actions as may be necessary to terminate the Partnership.

                                  ARTICLE XIII

                               GENERAL PROVISIONS

          13.1. REPRESENTATIONS AND WARRANTIES OF PARTNERS. Each Partner hereby represents and warrants to the Partnership and each other Partner that:

                    (a) such Partner is duly organized, validly existing and in good standing under the law of the jurisdiction of its organization and is duly qualified and in good standing in the jurisdiction of its principal place of business (if not organized therein);

                    (b) such Partner has full corporate, or other applicable power and authority to execute and agree to this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, members or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Partner have been duly taken;

                    (c) such Partner has duly executed and delivered this Agreement;

                    (d) such Partner's authorization, execution, delivery and performance of this Agreement do not conflict with any other agreement or arrangement to which that Partner is a party or by which it is bound or with any law or regulation to which that Partner is subject;

                    (e) such Partner has such knowledge and experience in business and financial matters and is capable of evaluating the merits and risks of an investment in the Partnership and making an informed investment decision with respect thereto;

                    (f) such Partner is able to bear the economic and financial risk of an investment in the Partnership for an indefinite period of time;

                    (g) such Partner is acquiring its Partnership Interests for its own account, for investment only and not with a view to a sale or distribution thereof in violation of any securities laws;

                    (h) such Partner has received, or has had access to, all information which it considers necessary or advisable to that Partner's decision concerning its acquisition of the Partnership Interest; and

                    (i) this Agreement constitutes a valid and binding agreement of such Partner, enforceable against such Partner in accordance with its terms, subject to general equitable principles and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors' rights.

          13.2. OFFSET. Whenever the Partnership is to pay any sum to a Partner, any amounts that such Partner owes the Partnership may be deducted from that sum before payment.

          13.3. NOTICES. All notices and other communications (collectively, "NOTICES") provided for or permitted to be given under this Agreement shall be in writing and shall be given by depositing the Notice in the United States mail, addressed to the Person to be notified, postage paid and registered or certified with return receipt requested, or by such Notice being delivered in person or by facsimile communication to such party. Unless otherwise expressly set forth herein, notices given or served pursuant hereto shall be effective upon receipt by the Person to be notified. All Notices to be sent to a Partner shall be sent to or made at, and all payments hereunder shall be made at the address of such Partners set forth on EXHIBIT A, or such other address as that Partner or any additional Partner may specify by Notice to the Partnership.

          13.4.     ENTIRE AGREEMENT; WAIVERS AND MODIFICATIONS.

                    (a) This Agreement constitutes the entire agreement of the Partners relating to the Partnership and supersedes any and all prior contracts, understandings, negotiations and agreements with respect to the Partnership and the subject matter hereof, whether oral or written.



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

                    (b) This Agreement may be amended or modified from time to time only by a written instrument executed by each of the Partners; PROVIDED, HOWEVER, that the General Partner may amend EXHIBIT A from time to time to reflect the admission or withdrawal of Partners, the issuance, redemption or transfer of Partnership Units, changes in Percentage Interests, or changes in the names or addresses of Partners, in each case pursuant to transactions otherwise permitted by the terms of this Agreement; and PROVIDED FURTHER, that the General Partner may amend this Agreement from time to time to make ministerial changes that are not materially adverse, in the good faith judgment of the General Partner, to the interests of any Partner.

                    (c) Any waiver or consent, express, implied or deemed, in whatever form, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Partnership or any action inconsistent with this Agreement is not a waiver of or consent to any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Partnership or any other such action. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Partnership, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run. All waivers and consents hereunder shall be in writing and shall be delivered to the other Partners in the manner set forth in Section 13.3.

          13.5. NO THIRD-PARTY BENEFICIARIES. Except as expressly provided otherwise herein, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties that this Agreement shall not be construed as a third-party beneficiary contract.

          13.6. GOVERNING LAW. This Agreement is governed by and shall be construed in accordance with the law of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or construction of this agreement to the law of another jurisdiction.

          13.7. FURTHER ASSURANCES. In connection with this Agreement and the transactions contemplated hereby, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

          13.8. WAIVER OF CERTAIN RIGHTS. To the fullest extent permitted by law, each Partner irrevocably waives any right (but not any power) it might have to maintain any action for dissolution of the Partnership or for partition of the property of the Partnership. If any Partner maintains any action for such dissolution or partition, such Partner shall, to the fullest extent permitted by law, be liable to the Partnership and the other Partners for all monetary damages suffered by them as a result thereof (including, indirect, incidental and consequential damages).

          13.9. SEVERABILITY. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be so declared invalid or



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

unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof. The Partners further agree to replace such void or unenforceable provisions with provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

          13.10. SUCCESSORS AND ASSIGNS. Subject to the limitations and restrictions set forth in this Agreement, this Agreement shall be binding on and inure to the benefit of the successors and assigns of the Partnership Interests of the parties hereto.

          13.11. SPECIFIC PERFORMANCE. Without intending to limit the remedies available to any party, each party hereto acknowledges that a breach of any of the covenants contained in this Agreement may result in irreparable injury to the other party for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, each party hereto shall be entitled to obtain a temporary restraining order and a preliminary or permanent injunction restraining or requiring actions prohibited or required by this Agreement or such other relief as may be requested to enforce specifically any of the covenants of this Agreement.

          13.12. INTERPRETATION OF AGREEMENT. The table of contents of and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          13.13. MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.



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


          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                         GENERAL PARTNER:

                                         TALITY CORPORATION

                                                   /s/Duane W. Bell
                                         By:----------------------------
                                            Name:  Duane W. Bell
                                            Title: Senior Vice President,
                                                   Chief Financial Officer



                                         LIMITED PARTNERS:

                                         CADENCE HOLDINGS, INC.

                                              /s/R.L. Smith McKeithen
                                         By:-----------------------------
                                            Name:  R.L. Smith McKeithen
                                            Title: Secretary


                                         TALITY CORPORATION

                                                    /s/Duane W. Bell
                                         By:---------------------------------
                                            Name:  Duane W. Bell
                                            Title: Senior Vice President,
                                                   Chief Financial Officer



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